Exhibit 99.1

The unaudited pro forma condensed combined statement of operations was prepared by combining the condensed statement of operations of KIT digital, Inc. (“KIT digital”) for the year ended December 31, 2009 and the condensed statement of operations of FeedRoom for the nine months ended September 30, 2009 as if the acquisition was effective January 1, 2009.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of KIT digital, as filed with the Securities and Exchange Commission (SEC) in its Annual Report on Form10-K filed April 5, 2010 and in conjunction with the separate financial statements and related notes thereto of FeedRoom included as Exhibit 99.1 and 99.2 in the 8-K Amendment No.1 filed on December 22, 2009.

These pro forma condensed combined financial statements are not necessarily indicative of the combined results of operations that would have occurred had the acquisition actually taken place at the beginning of the period indicated above or the future results of operations. In the opinion of KIT digital’s management, all significant adjustments necessary to reflect the effects of the acquisition that can be factually supported within SEC regulations covering the preparation of pro forma financial statements have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009
(in thousands of USD, except per share data)

	Historical		Pro Forma		Pro Forma
	KIT digital	FeedRoom			Combined
	Year ended	Nine months ended			Year ended
	December 31, 2009	September 30, 2009	Adjustments		December 31, 2009
Revenue	$47,284	$5,472	$		$52,756

Operating expenses	58,443	11,673	230	A
			(113)	B	70,233

(Loss) from operations	(11,159)	(6,201)	(117)		(17,477)
Interest and other income	50	50			100
Interest and other expense	(529)	(541)			(1,070)
Amortization of deferred financing costs and debt discount	(1,175)				(1,175)
Derivative (expense) income	(6,015)				(6,015)

Net (loss) before income taxes	(18,828)	(6,692)	(117)		(25,637)
Income tax expense	(1,114)				(1,114)

Net (loss) available to common shareholders	$(19,942)	$(6,692)	$(117)		$(26,751)

Basic and diluted net (loss) per common share	$(3.03)				$(4.07)
Weighted average common shares outstanding, basic and diluted	6,573,970				6,573,970

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments on the attached unaudited pro forma condensed combined statements of operations include the following:

A.)
Represents the increase in amortization of intangible assets based on the fair value of acquired intangible assets. We identified $1.6 million of amortizable intangible assets for customer relationships with a useful life of 6 years and $200,000 of developed technology with a useful life of 5 years. Amortization of these assets will be recorded to operating expenses.

B.)	Represents a reversal in amortization of intangible assets on the books of FeedRoom which will be written off upon the acquisition.